Exhibit A-1

Dornoch International Insurance Limited

Directors’ Report and Accounts

Period from 30 June 2004 (date of incorporation) to 31 March 2005

Registered number: 388163

Dornoch International Insurance Limited	Directors’ Report and Accounts 2005

CONTENTS
Page
DIRECTORS AND OTHER INFORMATION	2

DIRECTORS’ REPORT	3 - 4

PROFIT AND LOSS ACCOUNT TECHNICAL ACCOUNT - GENERAL BUSINESS	5

PROFIT AND LOSS ACCOUNT NON-TECHNICAL ACCOUNT - GENERAL BUSINESS	6

BALANCE SHEET	7

NOTES TO THE ACCOUNTS	8 - 12

INDEPENDENT AUDITORS’ REPORT	13 - 14

Dornoch International Insurance Limited

DIRECTORS AND OTHER INFORMATION

Board of Directors	Solicitors

Adrian Coats Anne Finn Stephen Henderson (resigned 30 November 2004) Robert Klein Maurice Tempany Eamon Walsh	A & L Goodbody 25/28 North Wall Quay Dublin 1

Secretary and Registered Office	Bankers

Aon Insurance Managers (Dublin) Limited 38/39 Fitzwilliam Square Dublin 2	Barclays Bank Plc 47/48 St. Stephens Green Dublin 2

Ulster Bank Group Centre George’s Quay Dublin 2

Auditors

PricewaterhouseCoopers Chartered Accountants and Registered Auditors George’s Quay Dublin 2

Dornoch International Insurance Limited

DIRECTORS’ REPORT

The directors present their report and audited accounts for the period from 30 June 2004 (date of incorporation) to 31 March 2005.

Directors’ responsibilities for accounts

Irish company law requires the directors to prepare accounts for each financial period that give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing the accounts, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the company to enable them to ensure that the accounts are prepared in accordance with accounting standards generally accepted in Ireland and comply with Irish statute comprising the Companies Acts, 1963 to 2003 and the European Communities (Insurance Undertakings: Accounts) Regulations 1996. They are also responsible for safeguarding the assets of the company and taking reasonable steps for the prevention and detection of fraud and other irregularities.

Books of account

The directors have ensured that the proper books of account and record requirements under Section 202, Companies Act, 1990 have been complied with by employing the services of a specialised provider, using appropriate systems and procedures and employing of competent persons. The books of account are kept and maintained at the company’s registered office.

Principal activities

The principal activity of the company consists of underwriting of insurance risks of the Scottish Power plc group. The company was incorporated as Dornoch Risk International Limited and changed its name to Dornoch International Insurance Limited on 20 January 2005. The company is managed by Aon Insurance Managers (Dublin) Limited and is regulated by the Irish Financial Services Regulatory Authority (IFSRA).

Review of business and future developments

The results for the period are set out on pages 5 and 6. It is the intention of the directors that the company shall underwrite property damage, motor, general liability and employers’ liability risks of the group.

Directors

The directors of the company during the period are listed below:

Adrian Coats Anne Finn Stephen Henderson Robert Klein Maurice Tempany Eamon Walsh	(appointed 30 June 2004) (appointed 30 June 2004) (appointed 30 June 2004, resigned 30 November 2004) (appointed 30 June 2004) (appointed 30 June 2004) (appointed 30 June 2004)

Dornoch International Insurance Limited

DIRECTORS’ REPORT - continued

Directors’ interests

None of the directors or the secretary had any interest in the shares of the company, at either the date of their appointment or period end. The following were the beneficial interests of the directors, including family interests, in the share capital of the ultimate parent company, Scottish Power plc, at 31 March 2005 and at the date of appointment to the Board.

	Shares		Options
	2005 Number	Date of appointment Number	2005 Number	Date of appointment Number
Adrian Coats	10,007	10,007	130,989	130,989
Anne Finn	—	—	—	—
Robert Klein	48,292	48,292	45,681	45,681
Maurice Tempany	—	—	—	—
Eamon Walsh	—	—	—	—

Transactions involving directors

There were no contracts or arrangements of any significance in relation to the business of the company in which the directors had any interest, as defined by the Companies Act, 1990, at any time during the period ended 31 March 2005.

Post balance sheet events

The company obtained its insurance licence and started to write business on the 1 April 2005.

Auditors

The auditors, PricewaterhouseCoopers, were appointed during the period and will continue in office in accordance with the provisions of Section 160 of the Companies Act, 1963.

On behalf of the Board

Anne Finn

Maurice Tempany

25 July 2005

Dornoch International Insurance Limited

PROFIT AND LOSS ACCOUNT

TECHNICAL ACCOUNT - GENERAL BUSINESS

Period from 30 June 2004 (date of incorporation) to 31 March 2005

	Notes	2005 Stg£
Earned premiums, net of reinsurance
Gross premiums written	2	—
Outward reinsurance premiums		—

Net premiums written		—

Change in the gross provisions for unearned premiums		—
Change in the provision for unearned premiums, reinsurers’ share		—

—

Earned premiums, net of reinsurance		—

Allocated investment return transferred from the non-technical account	4	65,007

Claims incurred, net of reinsurance
Claims paid		—
Gross amount		—
Reinsurers’ share		—

Net claims paid		—

Change in the provision for claims		—
Gross amount		—
Reinsurers’ share		—

Change in the net provision for claims		—

Claims incurred, net of reinsurance		—

Net operating expenses	3	(116,775)

Total balance on the technical account for general business		(51,768)

All the above amounts derive from continuing activities.

Dornoch International Insurance Limited

PROFIT AND LOSS ACCOUNT

NON-TECHNICAL ACCOUNT - GENERAL BUSINESS

Period from 30 June 2004 (date of incorporation) to 31 March 2005

	Notes	2005 Stg£
Balance on the general business technical account		(51,768)
Investment income	4	65,007
Foreign exchange gain		20,485
Allocated investment return transferred to the technical account - general business		(65,007)

Loss on ordinary activities before tax	5	(31,283)

Tax on loss on ordinary activities	6	(95)

Loss retained for the period		(31,378)

Retained at start of period		—

Retained loss at end of period		(31,378)

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains and losses other than those included in the profit and loss account above and therefore, no separate statement of total recognised gains and losses has been prepared.

On behalf of the Board

Anne Finn

Maurice Tempany

25 July 2005

Dornoch International Insurance Limited

BALANCE SHEET

31 March 2005

	Notes	2005 Stg£
Assets

Reinsurers’ share of technical provisions
Claims outstanding	14	—
Provision for unearned premiums	14	—

		—

Debtors
Debtors arising out of insurance operations	7	—
Debtors arising out of reinsurance operations	8	—
Other debtors and accrued income		14,306

		14,306

Other assets
Cash at bank and in hand		20,048,386
Deferred acquisition costs		—

		20,048,386

Total assets		20,062,692

Liabilities

Capital and reserves
Called up share capital	9,10	3,000,000
Capital contribution	10,11	17,000,000
Profit and loss account	10	(31,378)

Total shareholders’ funds - equity interests	10	19,968,622

Technical provisions
Provision for unearned premiums	14	—
Claims outstanding	14	—

		—

Creditors
Creditors arising out of insurance operations	12	—
Other creditors including taxation and social security	13	—

		—

Accruals and deferred income
Accruals		94,070

Total liabilities		20,062,692

On behalf of the Board

Anne Finn

Maurice Tempany

25 July 2005

Dornoch International Insurance Limited

NOTES TO THE ACCOUNTS

1	Accounting policies

The significant accounting policies adopted by the company are as follows:

Basis of preparation

The accounts have been prepared in accordance with accounting standards generally accepted in Ireland and Irish Statute comprising the Companies Acts, 1963 to 2003 and the European Communities (Insurance Undertakings: Accounts) Regulations 1996. Accounting standards generally accepted in Ireland in preparing accounts giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

A summary of the significant accounting policies, which have been applied consistently, is set out below.

Basis of accounting

The accounts are prepared in accordance with the historical cost convention.

The technical result is determined at the end of each accounting period whereby the incurred cost of claims, commission and related expenses are charged against the earned proportion of premiums, net of reinsurance as follows:

(i)	Premiums written relate to business incepted during the period and include estimates of premiums due but not yet receivable or notified to the company, less an allowance for cancellations.

(ii)	Unearned premiums represent the proportion of premiums written in the period that relate to unexpired terms of policies in force at the balance sheet date, calculated on a time apportionment basis.

(iii)	Acquisition costs, which represent commission and other related expenses, are deferred subject to recoverability and amortised over the period in which the related premiums are earned.

(iv)	Claims incurred comprise claims and related expenses paid in the period and changes in provisions for outstanding claims, including provisions for claims incurred but not reported and related expenses. Where applicable, deductions are made for salvage and other recoveries.

Investment income

Income from investments is included in the non-technical account on an accruals basis.

Transfer of investment return

A transfer of investment return is made from the non-technical account to the technical account - general business to reflect the return made on those assets directly attributable to the insurance business.

Taxation

The charge for the company is based on the profit for the period. In accordance with Financial Reporting Standard 19 ‘Deferred Tax’, deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date.

Timing differences are temporary differences between the result as computed for taxation purposes and the result as stated in the accounts, which arise because certain items of income and expenditure in the accounts are dealt with in different periods for taxation purposes.

Deferred tax is measured at the tax rates that are expected to apply in the years in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantially enacted at the balance sheet date. Deferred tax is not discounted.

Deferred tax assets are recognised to the extent that they are regarded as recoverable. They are regarded as recoverable to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Dornoch International Insurance Limited

NOTES TO THE ACCOUNTS - continued

2	Segmental information

Dornoch International Insurance Limited did not write any business the period ended 31 March 2005. The company has since commenced writing direct insurance business.

3	Net operating expenses

2005 Stg£
Administrative expenses	116,775

116,775

4	Investment income

2005 Stg£
Income from cash deposits	65,007

5	Loss on ordinary activities before tax

2005 Stg£
Loss on ordinary activities before tax is stated after charging:
Directors’ remuneration	8,043

Auditors’ remuneration	2,920

6	Tax on loss on ordinary activities

		2005 Stg£
(a)	Current tax:

	Irish corporation tax charge on loss for the period	95

		2005 Stg£
(b)	Loss on ordinary activities before tax	(31,283)

	Loss on ordinary activities multiplied by the average rate of Irish corporation tax for the period of 12.5%	(3,910)

	Tax effect of disallowable expenses	4,005
	Losses available for offset against future taxable profits	—

	Current tax charge for the period	95

Dornoch International Insurance Limited

NOTES TO THE ACCOUNTS - continued

7	Debtors arising out of insurance operations

2005 Stg£
Premiums receivable	—

8	Debtors arising out of reinsurance operations

2005 Stg£
Premiums receivable	—

9	Called up share capital

2005 Stg£
Authorised:
35,000,000 ordinary shares of Stg£1 each	35,000,000

Allotted, called up and fully paid:
3,000,000 ordinary shares of Stg£l each	3,000,000

10	Reconciliation of movement in shareholders’ funds

	Issued share capital Stg£	Capital contribution Stg£	Profit and loss account Stg£	Total Stg£
At 30 June 2004	—	—	—	—
Increase in allotted, called up and fully paid share capital	3,000,000	—	—	3,000,000
Increase in capital contribution	—	17,000,000	—	17,000,000
Retained loss for the period	—	—	(31,378)	(31,378)

At 31 March 2005	3,000,000	17,000,000	(31,378)	19,968,622

11	Capital contribution

2005 Stg£
Opening balance at 30 June 2004	—
Contribution received during the period	17,000,000

Closing balance at 31 March 2005	17,000,000

The capital contribution was received from the parent company, Scottish Power Investments Limited, on 28 February 2005.

Dornoch International Insurance Limited

NOTES TO THE ACCOUNTS - continued

12	Creditors arising out of insurance operations

2005 Stg£
Amounts falling due within one year:
Insurance balances payable	—

13	Other creditors including taxation and social security

2005 Stg£
Corporation tax payable	—

14	Technical provisions

	Provision for unearned premiums Stg£	Claims outstanding Stg£	Total Stg£
Gross amount
At 30 June 2004	—	—	—
Movement in the provision	—	—	—

At 31 March 2005	—	—	—

Reinsurance amount
At 30 June 2004	—	—	—
Movement in the provision	—	—	—

At 31 March 2005	—	—	—

Net technical provisions:
At 30 June 2004	—	—	—

At 31 March 2005	—	—	—

15	Statement of cashflows

The company is exempt from including a statement of cashflows in its accounts, as it is a wholly owned subsidiary of Scottish Power plc, which has included a consolidated statement of cashflows in its consolidated accounts.

16	Ultimate parent company

The directors regard Scottish Power plc as the ultimate parent company, which is also the parent company of the largest group in which the results of the company are consolidated. The parent company of the smallest group in which the results of the company are consolidated is Scottish Power UK plc. Copies of both companies’ consolidated accounts may be obtained from The Secretary, Scottish Power plc, 1 Atlantic Quay, Glasgow, G2 8SP.

Dornoch International Insurance Limited

NOTES TO THE ACCOUNTS - continued

17	Related party transactions

Scottish Power plc have ultimate control over the company. The company has taken an exemption, as allowed by FRS 8 ‘Related Party Disclosures’, not to disclose related party transactions with other group companies as the ultimate parent company publishes full statutory consolidated accounts.

18	Reporting currency

The reporting currency used in these accounts is Sterling.

19	Approval of accounts

The accounts were approved by the board of directors on 25 July 2005.

PricewaterhouseCoopers
George’s Quay
Dublin 2
Telephone +353 (0) 1 678 9999
Facsimile +353 (0) 1 704 8600
I.D.E. Box No. 1283
Internet www.pwc.com/ie

Independent auditors’ report to the members of Dornoch International Insurance Limited

We have audited the accounts on pages 5 to 12 which have been prepared under the historical cost convention and the accounting policies set out on page 8.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the directors’ report and the accounts in accordance with applicable Irish law and accounting standards generally accepted in Ireland are set out on page 3 in the statement of directors’ responsibilities.

Our responsibility is to audit the accounts in accordance with relevant legal and regulatory requirements and auditing standards issued by the Auditing Practices Board applicable in Ireland. This report, including the opinion, has been prepared for and only for the company’s members as a body in accordance with Section 193 of the Companies Act 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the accounts give a true and fair view and are properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2003 and the European Communities (Insurance Undertakings: Accounts) Regulations 1996. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit and whether the accounts are in agreement with the books of account. We also report to you our opinion as to:

•	whether the company has kept proper books of account;

•	whether the directors’ report is consistent with the accounts; and

•	whether at the balance sheet date there existed a financial situation which may require the company to convene an extraordinary general meeting; such a financial situation may exist if the net assets of the company, as stated in the balance sheet, are not more than half of its called-up share capital.

We also report to you if, in our opinion, information specified by law regarding directors’ remuneration and transactions is not disclosed.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.

Chartered Accountants

Independent auditors’ report to the members of Dornoch International Insurance Limited - continued

Opinion

In our opinion the accounts give a true and fair view of the state of the company’s affairs at 31 March 2005 and of its loss for the period then ended and have been properly prepared in accordance with the Companies Acts, 1963 to 2003 and the European Communities (Insurance Undertakings: Accounts) Regulations 1996.

We have obtained all the information and explanations we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The accounts are in agreement with the books of account.

In our opinion the information given in the directors’ report on pages 3 to 4 is consistent with the accounts.

The net assets of the company as stated in the balance sheet on page 7 are more than half of the amount of its cal!ed-up share capital and, in our opinion, on that basis there did not exist at 31 March 2005 a financial situation which, under Section 40(1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors

Dublin

25 July 2005